Exhibit (h)(24)

EIGHTH AMENDMENT TO THE
BROOKFIELD INVESTMENT FUNDS

FUND ACCOUNTING SERVICING AGREEMENT

THIS EIGHTH AMENDMENT, effective as of September 1, 2025 (the “Effective Date”), to the Fund Accounting Servicing Agreement dated as of September 20, 2011, as amended on November 15, 2013, November 1, 2014, May 29, 2015, February 2, 2018, September 18, 2018, June 2, 2021 and February 1, 2022 (the “Agreement”), is entered into by and between BROOKFIELD INVESTMENT FUNDS, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees listed on Exhibit B of the Agreement for a period of three (3) years; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

1.	As of the Effective Date, Exhibit B is hereby superseded and replaced in its entirety with Exhibit B attached hereto for a period of three (3) years.

2.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

BROOKFIELD INVESTMENT FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Craig Ruckman	By:	/s/ Greg Farley
Name:	Craig Ruckman	Name:	Greg Farley
Title:	Secretary	Title:	Senior Vice President
Date:	December 19, 2025	Date:	1/5/2026

Exhibit B to the Fund Accounting Servicing Agreement – Brookfield Investment Funds

Annual Fee Based Upon Average Net Assets per Fund*

3.5 basis points on the first $2 billion

1.5 basis points >$2 billion – $6 billion

1.0 basis point on the balance

Minimum Annual Fee:

Based on $66,750 per fund

Additional fee of $15,000 for each additional class, Controlled Foreign Corporation (CFC), and/or sub-advisor

For the avoidance of doubt, the annual minimum fees and tiered basis point schedule above apply to each of the administration, accounting, and transfer agent services agreements and will not be charged separately under each agreement.

Services Included in Annual Fee Per Fund

Advisor Information Source – On-line access to portfolio management and compliance information. Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting. Core Tax Services – See Additional Services Fee Schedule

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative). Fees are calculated pro rata and billed monthly.

Fund Administration & Fund Accounting (in addition to above)

Data Services

Pricing Services (per security per fund per pricing day)

•	$0.08 – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs, Total Return Swaps, Total Return Bullet Swaps
•	$0.50 – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage-Backed Securities, Municipal Bonds
•	$0.80 – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield Bonds
•	$0.90 – Interest Rate Swaps, Foreign Currency Swaps
•	$1.00 – Bank Loans
•	$3.00 – Credit Default Swaps
•	$1.50 – Swaptions
•	$1.50 – Intraday money market funds pricing, up to 3 times per day
•	$500.00 per month – Manual Security Pricing (>25 per day)

Index Services (per fund per month)

•	$37.50 – Tier 0 (maintenance of data for performance calculations where the client is supplying the Index data)
•	$75.00 – Tier 1 (including but not limited to ICE Indexes, Morningstar, Bloomberg, S&P Global, Dow Jones CBOE and HFRI Indexes)
•	$187.50 – Tier 2 (including but not limited to MSCI Indexes, FTSE Russell)
•	$375.00 – Tier 3 (including but not limited to Wilshire Indexes, Lipper JPM)
•	$150.00 – Additional Fee beyond Tier index fees for creation of blended index

Note: Rates are tiered based upon rates charged by the index provider and are subject to change. S&P Global and Dow Jones are their standard packages only, specialized packages from all index providers will result in a higher fee. Use of other, custom, and blended indexes may result in additional fees. Index providers may require a direct contract in addition to the above service contract, which may result in additional fees payable to the index provider.

Corporate Action and Factor Services (security paydown)

•	$2.38 per Foreign Equity Security Corporate Action Service per month
•	$1.38 per Domestic Equity Security Corporate Action Service per month
•	$3.00 per CMO, Asset-Backed Security Factor Services
•	$1.50 per Mortgage-Backed Security Factor Services

Third-Party Administrative Data Charges (descriptive data for each security)

•	$1.25 per security per month for fund administrative data

Section 15(c) Reporting

•	$2,000 per fund per report – first class
•	$600 per additional class report

Expense reporting pkg: 2 peer comparison reports (advisor fee and net expense ratio w/classes on 1 report) OR full 15(c) report

Performance reporting pkg: Peer Comparison Report

SEC Modernization Requirements

•	Form N-PORT – $9,000 per year, per Fund
•	Form N-CEN – $250 per year, per Fund

Chief Compliance Officer Support Fee (annually, for all funds in complex per service line)

▪	Fund Administration $3,000
▪	Fund Accounting $3,000
▪	Transfer Agency $3,000
▪	Custody $3,000

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar, GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, tax e-filing, PFIC monitoring, wash sale reporting (Gainskeeper), retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, and conversion expenses (if necessary).

Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added. U.S. Bank regulatory administration (e.g., annual registration statement updates and subsequent new fund launch), daily performance reporting, daily compliance testing, Section 15(c) reporting, electronic Board book portal, Master/Feeder Structures and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new derivatives risk management and reporting requirements).

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative). Fees are calculated pro rata and billed monthly.

Fund Administration & Portfolio Compliance Services Additional Services Fee Schedule

SEC Derivatives Rule 18f-4 Confluence Technologies Offering

Offering	Price per Fund per Month*
Limited Derivatives User	$200
Full Derivatives User (no OTC derivatives)	$300
Full Derivative User (with 1-5 OTC derivatives)	$400
Full Derivative User (with 5 or more OTC derivatives)	$500
Closed Fund Data Maintenance Fee	$50

*Additional fees may apply from index providers

Fees for Special Situation:

▪	Fee will be accessed.

Digital Board Materials:

Comprehensive Digital Services
Description	Annual Price[1] (USD)
Base Fee	Pricing to be shared, if service is required
Per User Fee[2]	Pricing to be shared, if service is required
Per Separate Committee[3] Fee	Pricing to be shared, if service is required

or

Light Digital Offering
Description	Annual Price[1] (USD)
Base Fee	Pricing to be shared, if service is required

1 Subject to annual “CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

TSR Pricing1

$2,000 per year per fund for the first class plus

$950 per year per class after the first class

1. Subject to annual “Consumer Price Index (CPI) increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Core Tax Services

M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).

Optional Tax Services

▪	Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs) – $5,000 per year
▪	Additional Capital Gain Dividend Estimates – (First two included in core services) – $1,000 per additional estimate
▪	State tax returns – (First two included in core services) – $1,500 per additional return

Tax Reporting – MLP C-Corporations

Federal Tax Returns

▪	Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis) – $25,000
▪	Prepare Federal and State extensions (If Applicable) – Included in the return fees
▪	Prepare provision estimates – $2,000 Per estimate

State Tax Returns

▪	Prepare state income tax returns for funds and blocker entities – $1,500 per state return
•	Sign state income tax returns – $2,000 per state return
•	Assist in filing state income tax returns – Included with preparation of returns
▪	State tax notice consultative support and resolution – $1,000 per fund